Exhibit 99.1

Natus Medical Announces Preliminary Revenue for the Second Quarter 2013

- Schedules Second Quarter 2013 Financial Results Conference Call for August 1, 2013

SAN CARLOS, Calif.--(BUSINESS WIRE)--July 8, 2013--Natus Medical Incorporated (Nasdaq:BABY) today announced preliminary revenue for its second quarter ended June 30, 2013.

Revenue for the second quarter of 2013 is expected to be between $81 million and $82 million versus previous guidance of $86 million to $90 million.

“Weakness in our International markets, particularly Europe, led to an unexpected decline in revenue late in the second quarter,” said Jim Hawkins, President and Chief Executive Officer of the Company. “Domestic revenue was within our expectations."

Natus will update its third quarter and full year 2013 financial guidance during its second quarter financial results conference call on August 1, 2013.

Second Quarter 2013 Conference Call Schedule

Natus has scheduled an investment-community conference call to discuss its financial results for the second quarter of 2013 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) Thursday, August 1, 2013. Individuals interested in listening to the conference call may do so by dialing 1-866-515-2912 for domestic callers, or 1-617-399-5126 for international callers, and entering reservation code 33919640. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 1-888-286-8010 for domestic callers, or 1-617-801-6888 for international callers, and entering reservation code 63402814.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and balance and mobility disorders. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, incubators to control the newborn's environment, and software systems for managing and tracking disorders and diseases for public health laboratories.

Additional information about Natus Medical can be found at www.natus.com.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2012, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

CONTACT:
Natus Medical Incorporated
Jonathan A. Kennedy, 650-802-0400
Sr. Vice President Finance and Chief Financial Officer
InvestorRelations@Natus.com